Exhibit 99.1

CONTACT:	Richard G. Satin – Vice President Operations and General Counsel
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS RECORD EARNINGS

AND REVENUES FOR THE FISCAL YEAR ENDED

MARCH 31, 2006

Eleventh Consecutive Year of Record Revenue and

Ninth Consecutive Year of Record Net Income

HAUPPAUGE, N.Y., June 1, 2006 – Medical Action Industries Inc. (NASDAQ/NM:MDCI), a leading supplier of medical and surgical disposable products, today reported record revenue and earnings for the fiscal year ended March 31, 2006.

Net sales for the twelve months ended March 31, 2006 increased 7% to a record $150,942,000, as compared to $141,423,000 for the twelve months ended March 31, 2005. Income before income taxes increased 10% to a record $18,515,000 as compared to $16,908,000 reported for this same period last year, while net income for the period rose 7% to a record $11,461,000, or $1.10 per basic share ($1.08 per diluted share), compared with $10,682,000 or $1.04 per basic share ($1.02 per diluted share), reported for the same period last year. This marks the eleventh consecutive year of record revenue and the ninth consecutive year of record net income.

Net sales for the fiscal 2006 fourth quarter increased to $37,932,000 from the $36,734,000 in net sales reported for the three months ended March 31, 2005. Net income for the fiscal 2006 fourth quarter increased to $2,874,000, or $.27 per basic share ($.27 per diluted share), from the $2,705,000, or $.26 per basic share ($.26 per diluted share), reported for the same period in 2005.

“These record operating results are extremely satisfying given the difficult challenges we faced in fiscal 2006, including record resin costs, the primary raw material of our line of containment products, and a very competitive healthcare landscape which put additional pressure on our gross margins. We continue our strong organic growth from our line of minor procedure kits and trays, containment systems for medical waste and operating room towels. Our financial condition also was significantly strengthened during the past fiscal year, which allowed us to accumulate more than $16 million of cash,” said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc.

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (EST) on June 1, 2006. You may participate in the conference call by calling 1-800-690-3108 and asking for the Medical Action conference call with Paul D. Meringolo, CEO and President. The conference call will be simultaneously webcast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 2:00 p.m. (EST) on June 1, 2006.

In connection with the recent adoption of new SEC rules on corporate disclosure, Medical Action is providing limited guidance on several aspects of its fiscal 2007 performance. The following statements are based on current expectations. These are forward-looking statements and actual results may differ materially, as discussed later in this release.

•	For the year ended March 31, 2007, Medical Action anticipates reporting record net income for the tenth consecutive year and record revenue for the twelfth consecutive year.

•	Consolidation within the health care industry together with our strong cash flow will continue to drive our acquisition strategy.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended (Unaudited)		For the Twelve Months Ended
	3/31/06	3/31/05	3/31/06	3/31/05
Statements of Operations:
Net sales	$37,932	$36,734	$150,942	$141,423
Cost of sales	27,899	27,232	111,622	104,714

Gross profit	10,033	9,502	39,320	36,709

Selling, general and administrative expenses	5,468	5,252	20,990	19,524
Interest (income) expense, net	(121)	33	(184)	277
Income before income taxes	4,686	4,217	18,514	16,908
Income tax expense	1,812	1,512	7,053	6,226

Net income	2,874	2,705	11,461	10,682

Net income per share basic:	$0.27	$0.26	$1.10	$1.04
Net income per share diluted:	$0.27	$0.26	$1.08	$1.02

Balance Sheets as of March 31, 2006 and

March 31, 2005 (dollars in thousands)

	March 31, 2006	March 31, 2005
ASSETS
Current Assets:
Cash and Cash Equivalents	$16,067	$549
Receivables, net	11,045	11,486
Inventories, net	18,837	19,095
Prepaid expenses and other assets	1,260	1,470

Total Current Assets	47,209	32,600

Property and equipment, net	12,303	12,946
Goodwill	37,086	37,086
Trademarks	666	666
Other intangible assets, net	1,675	1,944
Other assets, net	1,452	638

Total Assets	$100,391	$85,880

Liabilities and Shareholders’ Equity
Accounts payable	6,135	5,817
Accrued expenses	3,284	3,737
Deferred income taxes	5,029	4,095
Total debt	2,800	3,160
Shareholders’ equity	83,143	69,071

Total Liabilities and Shareholders’ Equity	$100,391	$85,880

Key Financial Statistics

Current ratio	4.8	3.3
Debt to equity ratio	.03	0.05
Book value per share	$7.90	$6.71

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